Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920, 333-172921 and 333-215535 and Form F-3 333-202880) of ING Groep N.V. of our report dated February 29, 2016, with respect to, before the effects of the adjustments described in 1a and 1b of note 2.1.1 “Notes to the accounting policies” that were applied to the 2015 and 2014 consolidated financial statements to retrospectively reflect the change in accounting for offsetting of financial assets and financial liabilities and the changes in presentation of the consolidated annual accounts and related notes, the consolidated financial statements of ING Groep N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2016 of ING Groep N.V.

Our report refers to the adjustments described in note 2.1.1 “Notes to the accounting policies”. However, we were not engaged to audit, review, or apply any procedures with respect to such adjustments.

Amsterdam, March 16, 2017

/s/ Ernst & Young Accountants LLP

Ernst & Young Accountants LLP